UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 3, 2014 (August 29, 2014)

BROOKDALE SENIOR LIVING INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32641	20-3068069
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

111 Westwood Place, Suite 400, Brentwood, Tennessee	37027
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (615) 221-2250

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Introduction

On August 29, 2014, Brookdale Senior Living Inc., a Delaware corporation (the “Company”), completed the previously announced transactions contemplated by that certain Master Contribution and Transactions Agreement (the “Master Agreement”), dated as of April 23, 2014, by and between the Company and HCP, Inc., a Maryland corporation (“HCP”). At the closing of the transactions contemplated by the Master Agreement (the “Closing”), the Company and HCP entered into two joint venture transactions and amended the terms of certain existing agreements between the Company and HCP and/or certain of their respective affiliates (including Emeritus Corporation, a Washington corporation and a wholly owned subsidiary of the Company (“Emeritus”)).

Joint Venture Transactions

Each of the joint ventures contemplated by the Master Agreement uses a “RIDEA” structure, whereby at the Closing each of the Company and HCP invested in an “opco” joint venture and a “propco” joint venture. The propco owns most of the applicable communities and will lease such communities to the opco pursuant to long-term leases entered into at the Closing. The opco owns the remainder of the applicable communities not owned by the propco, and at the Closing the opco engaged an affiliate of the Company to manage all of the owned and leased communities pursuant to management agreements with 15-year terms subject to certain extension options.

Joint Venture Relating to the Company’s and HCP’s CCRC Entrance Fee Communities. At the Closing, the Company and HCP entered into a joint venture with respect to certain continuing care retirement / entrance fee (“CCRC”) communities previously owned by HCP or the Company and leased and/or operated by the Company. The Company owns a 51% ownership interest, and HCP owns a 49% ownership interest, in each of the propco and opco. Pursuant to the terms of the Master Agreement, at the Closing the Company contributed to the joint venture eight wholly-owned entities (owning eight CCRC communities subject, in certain cases, to existing debt) and certain purchase options with respect to the HCP Communities (as defined below), and HCP contributed to the joint venture three wholly-owned entities (owning three properties in two CCRC communities (the “HCP Communities”)). One additional property to be contributed by the Company is under construction and will be contributed to the joint venture subject to existing debt, upon the earlier of the first anniversary of the Closing and receipt of the certificate of occupancy for such community. In addition to the 10 CCRC communities, at the Closing the Company contributed the rights and obligations of the Company under previously executed purchase agreements (which were entered into on April 22, 2014 by the Company and provided for the acquisition by the Company, independent of the joint venture transaction, of four communities managed by the Company for an aggregate purchase price of $323.5 million, including fees associated with the prepayment of certain debt), HCP contributed $323.5 million in cash for such purchases and the joint venture completed such purchases immediately following the Closing. Each of the communities in the joint venture is managed by an affiliate of the Company pursuant to management agreements entered into at the Closing, and the Company has agreed to guarantee certain obligations of the manager under the applicable management agreements. Each of the propco and opco is governed by a board of managers consisting of six members, with three representatives each appointed by the Company and HCP.

Joint Venture Relating to Certain Emeritus / HCP Communities. At the Closing, the Company and HCP entered into a joint venture with respect to certain independent living, assisted living, memory care and/or skilled nursing care communities previously owned by HCP and leased and operated by Emeritus. The Company owns a 20% ownership interest, and HCP owns an 80% ownership interest, in each of the propco and opco. Pursuant to the terms of the Master Agreement, at the Closing an HCP affiliate made a loan to the Company in the original principal amount of approximately $68 million to fund the Company’s initial capital contribution to the joint venture. HCP contributed to propco 49 communities. In addition, prior to the Closing, an HCP affiliate made a mezzanine loan to another affiliate of HCP in the principal amount of approximately $628 million that was assumed by propco at the Closing, which loan has a term of seven years, provides for interest at an average annual rate of 11.4% for the first three years, at an annual rate of 5.5% for years four and five, at an annual rate of 5.75% in year six and at an annual rate of 6.0% in year seven, and is secured by a pledge of equity interests in the direct subsidiary of propco. At the Closing, propco leased the communities to opco. Each of the communities in the joint venture is managed by an affiliate of the Company, and the Company has agreed to guarantee certain obligations of the manager under the applicable management agreements.

Pursuant to the terms of the Master Agreement, the Company will pay to HCP a fee related to the lease restructuring in the amount of $34 million, which fee will be payable over a two year period.

Amendments to Existing Agreements (including Triple Net Leases)

At the Closing, the Company and HCP amended and restated (i) that certain Master Lease and Security Agreement, dated as of October 31, 2012, by and between Emeritus and certain affiliates of HCP, with respect to 112 communities, and (ii) certain other triple net leases between Emeritus and affiliates of HCP, with respect to 41 communities, together into a single master lease with the communities subject thereto separated into three pools (the “Master Lease”). The term of the Master Lease is 14 years for the pool 1 communities, 15 years for the pool 2 communities and 16 years for the pool 3 communities, with an average of approximately fifteen years, in each case subject to two extension options of approximately ten years each, and the Master Lease is guaranteed by the Company. The Master Lease provides for total base rent in 2014 of $158 million, with lower future rent payments and escalations compared to the existing leases. HCP has agreed to make available up to $100 million for capital expenditures related to the communities during calendar years 2014 through 2017 at an initial lease rate of 7.0%. The Master Lease includes certain customary covenants, with respect to, among other things, capital expenditure requirements, restrictions on the ownership, operation and management of competing communities and transfer restrictions (including restrictions on changes of control of the Company). The Master Lease also includes customary events of default and remedies relating thereto. In addition, the Master Lease includes a purchase option in favor of the Company for up to ten communities at an aggregate purchase price not to exceed $60 million. The purchase price for any acquisition pursuant to a purchase option will be financed by HCP with mortgage debt.

In connection with the transactions contemplated by the Master Agreement, at the Closing, (i) the parties terminated the purchase option rights granted by HCP to Emeritus pursuant to 49 of the existing Emeritus leases, (ii) the parties agreed to modify the existing term extension hurdle and incentive management fee structure applicable to an existing joint venture between the Company and HCP in respect of 20 independent living, assisted living, memory care and/or skilled nursing care communities, subject to obtaining the required lender consent and (iii) HCP released (and/or agreed to release, subject to obtaining the required lender consents) certain deposits and reserves posted by the Company and Emeritus and certain of their respective affiliates and held by HCP or its affiliates in connection with existing leases between the parties.

Item 1.01	Entry into a Material Definitive Agreement.

The information provided in the Introduction to this Report with respect to the Master Lease is incorporated herein by reference into this Item 1.01.

Item 2.01	Completion of Acquisition or Disposition of Assets.

The information provided in the Introduction to this Report with respect to the joint venture transactions is incorporated herein by reference into this Item 2.01.

Item 2.03 Creation of Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in the Introduction to this Report with respect to the joint venture transactions and the Master Lease is incorporated by reference into this Item 2.03, insofar as it relates to the creation of a direct financial obligation.

Item 7.01	Regulation FD Disclosure.

On September 2, 2014, the Company and HCP jointly issued a press release in connection with the Closing. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The information furnished pursuant to this item (including Exhibit 99.1 hereto) shall not be considered “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall it be incorporated by reference into any filing by the Company under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, unless the Company expressly sets forth by specific reference in such filing that such information is to be considered “filed” or incorporated by reference therein.

Forward Looking Statements

Certain items in this Form 8-K (and exhibits hereto) may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Those forward-looking statements are subject to various risks and uncertainties. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “endeavor,” “seek,” “anticipate,” “estimate,”

“overestimate,” “underestimate,” “believe,” “could,” “would,” “project,” “predict,” “continue,” “plan” or other similar words or expressions. Although we believe the expectations reflected in any forward-looking statements are based on reasonable assumptions, we can give no assurance that our expectations will be attained and actual results could differ materially from those projected. Factors which could have a material adverse effect on our operations and future prospects or which could cause events or circumstances to differ from the forward-looking statements include, but are not limited to, the risk associated with the current global economic situation and its impact upon capital markets and liquidity; changes in governmental reimbursement programs; our inability to extend (or refinance) debt (including our credit and letter of credit facilities) as it matures; the risk that we may not be able to satisfy the conditions precedent to exercising the extension options associated with certain of our debt agreements; events which adversely affect the ability of seniors to afford our monthly resident fees or entrance fees; the conditions of housing markets in certain geographic areas; our ability to generate sufficient cash flow to cover required interest and long-term operating lease payments; the effect of our indebtedness and long-term operating leases on our liquidity; the risk of loss of property pursuant to our mortgage debt and long-term lease obligations; the possibilities that changes in the capital markets, including changes in interest rates and/or credit spreads, or other factors could make financing more expensive or unavailable to us; our determination from time to time to purchase any shares under the repurchase program; our ability to fund any repurchases; our ability to effectively manage our growth; our ability to maintain consistent quality control; delays in obtaining regulatory approvals; the risk that we may not be able to expand, redevelop and reposition our communities in accordance with our plans; our ability to complete acquisitions and integrate them into our operations; competition for the acquisition of assets; our ability to obtain additional capital on terms acceptable to us; a decrease in the overall demand for senior housing; our vulnerability to economic downturns; acts of nature in certain geographic areas; terminations of our resident agreements and vacancies in the living spaces we lease; early terminations or non-renewal of management agreements; increased competition for skilled personnel; increased union activity; departure of our key officers; increases in market interest rates; environmental contamination at any of our communities; failure to comply with existing environmental laws; an adverse determination or resolution of complaints filed against us; the cost and difficulty of complying with increasing and evolving regulation; risks relating to the transactions contemplated by the Master Agreement, including in respect of unanticipated difficulties and/or expenditures relating to such transactions; the impact of such transactions on our relationships with residents, employees and third parties; and the inability to obtain, or delays in obtaining cost savings and synergies from such transactions; as well as other risks detailed from time to time in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. We expressly disclaim any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

99.1	Press Release, dated September 2, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 3, 2014	BROOKDALE SENIOR LIVING INC.

	By:	/s/ Chad C. White
		Name:	Chad C. White
		Title:	Senior Vice President, Co-General Counsel and Secretary

BROOKDALE SENIOR LIVING INC.

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release, dated September 2, 2014.

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